The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated March 26, 2008

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 580 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated , 2008
Rule 424(b)(2)
$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Outperformance PLUS Due May 20, 2009
Based on the Performance of the S&P GSCITM Energy Index—Excess Return Relative to the S&P 500® Index

Unlike ordinary debt securities, the Outperformance PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, the Outperformance PLUS will pay at maturity an amount based on the performance of the S&P GSCITM Energy Index—Excess Return (the “Commodity Index”) relative to the performance of the S&P 500® Index (the “SPX Index”) over the term of the Outperformance PLUS.  If the Commodity Index outperforms the SPX Index, you will receive an amount in cash based on 300% of the difference between the percentage performance of the Commodity Index and the percentage performance of the SPX Index, subject to a maximum payment at maturity. If the Commodity Index underperforms the SPX Index, you will receive an amount which is less than the $10 stated principal amount of each Outperformance PLUS based on that underperformance.
•	The stated principal amount and issue price of each Outperformance PLUS is $10.
•	The Outperformance PLUS do not offer any principal protection.
•	We will not pay interest on the Outperformance PLUS.
•	At maturity, you will receive for each $10 stated principal amount of Outperformance PLUS, a payment at maturity equal to:
➢	If the Commodity Index outperforms the SPX Index, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity.
➢
If the Commodity Index underperforms the SPX Index, the product of (i) $10 times (ii) 1 plus the outperformance return.  This amount will be less than the $10 stated principal amount of Outperformance PLUS.

•
The outperformance return will equal the Commodity Index return minus the SPX Index return and will be a positive number if the Commodity Index outperforms the SPX Index and a negative number if the Commodity Index underperforms the SPX Index.

➢	The Commodity Index return and the SPX Index return will each equal the final value for the index minus the initial value for the index divided by the initial value for the index.
➢
The initial value for the SPX Index will equal the closing value of the index on the day we price the Outperformance PLUS for initial sale to the public, which we refer to as the pricing date, and the initial value for the Commodity Index will equal the official settlement price of the index on the index business day immediately following the pricing date, subject to adjustment for certain market disruption events

➢	The final value for each index will equal the closing value of the index on May 13, 2009, which we refer to as the valuation date, subject to adjustment for market disruption events.
•	The maximum payment at maturity will be equal to $12.40 to $12.80 (124% to 128% of the stated principal amount), as determined on the pricing date.
•	The participation rate will equal 300%.
•	Investing in the Outperformance PLUS is not equivalent to investing in the Commodity Index or the SPX Index or their component stocks.
•	If the Commodity Index underperforms the SPX Index, you will lose money on your investment.
•	The Outperformance PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Outperformance PLUS is 617480140.
You should read the more detailed description of the Outperformance PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Outperformance PLUS.”
The Outperformance PLUS involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Outperformance PLUS, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER OUTPERFORMANCE PLUS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Outperformance PLUS	$10	$0.15	$9.85
Total	$	$	$

(1)
The Outperformance PLUS will be issued at $10 per Outperformance PLUS and the agent’s commissions will be $0.15 per Outperformance PLUS; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of Outperformance PLUS will be $9.975 per Outperformance PLUS and $0.125 per Outperformance PLUS, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of Outperformance PLUS will be $9.9625 per Outperformance PLUS and $0.1125 per Outperformance PLUS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of Outperformance PLUS will be $9.95 per Outperformance PLUS and $0.10 per Outperformance PLUS, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement

MORGAN STANLEY

                           , 2008

For a description of certain restrictions on offers, sales and deliveries of the Outperformance PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Outperformance PLUS, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Outperformance PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Outperformance PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Outperformance PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Outperformance PLUS to the public in Hong Kong as the Outperformance PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Outperformance PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Outperformance PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The Outperformance PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the Outperformance PLUS nor make the Outperformance PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Outperformance PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the Outperformance PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Outperformance PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Outperformance PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Outperformance PLUS at maturity is based on the performance of the S&P GSCITM Energy Index - Excess Return (the “Commodity Index”) relative to the performance of the S&P 500® Index (the “SPX Index”).  Investors in the Outperformance PLUS must be willing to accept the risk of loss of their principal, and also be willing to forgo interest payments in exchange for a capped leveraged return if the Commodity Index outperforms the SPX Index.  If the Commodity Index underperforms the SPX Index, investors will lose money on their investment.

“Standard & Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Index” are trademarks of Standard & Poor’s® Corporation and have been licensed for use by Morgan Stanley.  “S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.

Each Outperformance PLUS costs $10
We, Morgan Stanley, are offering you Outperformance PLUS Due May 20, 2009, Based on the Performance of the S&P GSCITM Energy Index - Excess Return Relative to the S&P 500® Index, which we refer to as the Outperformance PLUS.  The stated principal amount of each Outperformance PLUS is $10.

The original issue price of the Outperformance PLUS includes the agent’s commissions paid with respect to the Outperformance PLUS and the cost of hedging our obligations under the Outperformance PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Outperformance PLUS reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the Outperformance PLUS.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Outperformance PLUS—Use of Proceeds and Hedging.”

The Outperformance PLUS do not guarantee any return of principal; no interest
Unlike ordinary debt securities, the Outperformance PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the Commodity Index underperforms the SPX Index, we will pay to you an amount in cash per Outperformance PLUS that is less than the $10 stated principal amount of each Outperformance PLUS by an amount based on the underperformance of the Commodity Index relative to the SPX Index.  You will lose some or all of your investment in the Outperformance PLUS if the Commodity Index underperforms the SPX Index.

The Outperformance PLUS offer a payment at maturity based on whether Commodity Index outperforms SPX Index
The Outperformance PLUS offer a payment at maturity based on the performance of the Commodity Index relative to the performance of the SPX Index.

The S&P GSCI™ Energy Index––Excess Return, or the Commodity Index, is a sub-index of the S&P GSCI™ Index––Excess Return and represents only the energy components of the S&P GSCI™ Index––Excess Return, which we refer to as the S&P GSCI™ Index––ER.  The S&P GSCITM—ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.

The S&P 500® Index, or the SPX Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

The Outperformance PLUS therefore offer exposure to the performance of certain energy commodities relative to the performance of the U.S. equity markets, as measured by the performance of the Commodity Index and the SPX Index, respectively.

Payment at maturity	At maturity, we will pay you an amount based on the performance of the Commodity Index relative to the performance of the SPX Index, calculated as follows:

➢ If the Commodity Index outperforms the SPX Index because the Commodity Index return is equal to or greater than the SPX Index return, then the outperformance return will be positive or zero, and you will receive at maturity an amount greater than or equal to the $10 stated principal amount and calculated as follows:

$10 x [1 + (outperformance return x participation rate)], subject to the maximum payment at maturity.

where,

Participation rate	=	300%

Outperformance return	=	Commodity Index return – SPX Index return, which will be a positive number if the Commodity Index outperforms the SPX Index and a negative number if the Commodity Index underperforms the SPX Index

Maximum payment at maturity	=	$12.40 to $12.80 (124% to 128% of the stated principal amount), as determined on the day we price the Outperformance PLUS for initial sale to the public, which we refer to as the pricing date where,

Commodity Index return	=	Commodity Index final value – Commodity Index initial value
Commodity Index initial value

and,

SPX Index return	=	SPX Index final value – SPX Index initial value
SPX Index initial value

where,

Commodity Index initial value	=	the official settlement price of the Commodity Index on the index business day immediately following the pricing date, subject to adjustment for market disruption events

Commodity Index final value	=	the official settlement price of the Commodity Index on May 13, 2009, which we refer to as the valuation date, subject to adjustment for market disruption events,

SPX Index initial value	=	the closing value of the SPX Index on the pricing date, and

SPX Index final value	=	the closing value of the SPX Index on the valuation date, subject to adjustment for market disruption events,

➢ If the Commodity Index underperforms the SPX Index because the SPX Index return is greater than the Commodity Index return, then the outperformance return will be negative, and you will receive at maturity an amount which will be less than the $10 stated principal amount and calculated as follows:

$10 x (1 + outperformance return)

The participation rate is 300% and will enhance any outperformance of the Commodity Index relative to the SPX Index.  Accordingly, if the Commodity Index outperforms the SPX Index, the return on your investment will be at a rate of three times the rate of the outperformance, or 3% gain of principal for every 1% of outperformance.   On the other hand, each 1% of underperformance will result in a 1% loss of principal. You will lose some or all of your investment in the Outperformance PLUS if the Commodity Index underperforms the SPX Index.

We will assess the extent of any outperformance or underperformance of the Commodity Index relative to the SPX Index by taking the Commodity Index return (which will be expressed as a percentage increase or decrease) and comparing it to the SPX Index return (which will also be expressed as a percentage increase or decrease).  If Commodity Index return exceeds the SPX Index return, the Commodity Index will have outperformed the SPX Index.  Conversely, if the Commodity Index return is less than SPX Index return, then the Commodity Index will have underperformed the SPX Index.  For example, if the Commodity Index return is 25% (meaning the Commodity Index has appreciated 25% over the term of the Outperformance PLUS) and the SPX Index return is 36% (meaning the SPX Index has appreciated 36% over the term of the Outperformance PLUS), the Commodity Index will have underperformed the SPX Index by 11%.  Such a level of underperformance would result in a return of negative 11% and you would receive less than the $10 stated principal amount at maturity.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Outperformance PLUS at Maturity,” which illustrates the performance of the Outperformance PLUS at maturity assuming a range of hypothetical outperformance returns.  The graph does not show every situation that may occur.  On PS-8, we have also provided a set of examples which show how the relative performances of each of the indices can affect your payment at maturity.

You can review the historical values and performances of the Commodity Index and the SPX Index and the historical hypothetical outperformance return in the sections of this pricing supplement called “Description of Outperformance PLUS—Historical Information.”

Investing in the Outperformance PLUS is not equivalent to investing in the Commodity Index, the commodities and the commodity futures contracts underlying the Commodity Index, or the SPX Index and stocks underlying the SPX Index.  Your investment is based on the performance of the Commodity Index relative to the performance of the SPX Index.  You will only receive a positive return on your investment if the Commodity Index outperforms the SPX Index.  You will lose money on your investment if the Commodity Index underperforms the SPX Index.

Reuters and various other third party sources may report the official settlement price of the Commodity Index.  If any such reported price for the Commodity Index differs from that published by the index publisher, the official settlement price as published by the index publisher will prevail.

You may revoke your offer to purchase the Outperformance PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Outperformance PLUS.  You may revoke your offer to purchase the Outperformance PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Outperformance PLUS prior to their issuance.  In the event of any material changes to the terms of the Outperformance PLUS, we will notify you.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the Commodity Index initial value, the SPX Index initial value, the Commodity Index final value, the SPX Index final value, the Commodity Index return, the SPX Index return, the outperformance return and calculate the payment at maturity.

Where you can find more information on the Outperformance PLUS
The Outperformance PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Description of Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the Outperformance PLUS, you should read the “Description of Outperformance PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in the Outperformance PLUS in the section called “Risk Factors.”  The tax treatment of investments in equity and commodity-linked securities such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Outperformance PLUS—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Outperformance PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE OUTPERFORMANCE PLUS AT MATURITY

The following graph illustrates the payout on an Outperformance PLUS at maturity for a range of hypothetical outperformance returns.  Outperformance return is a measure of the relative performance of the Commodity Index to the SPX Index, not of the standalone performance of the Commodity Index or the SPX Index, over a given period of time.  The outperformance return can be negative even when the Commodity Index level has increased over the term of the Outperformance PLUS and can be positive even when the Commodity Index level has declined.  Please see the “Table of Examples – Relative Index Performances” below.  The Outperformance PLUS zone illustrates the leveraging effect of the participation rate.  The graph is based on the following terms:

•	Stated principal amount per Outperformance PLUS: $10

•	Participation rate: 300%

•	Hypothetical maximum payment at maturity: $12.60

Where the Commodity Index has outperformed the SPX Index so that the outperformance return is positive, the payout on the Outperformance PLUS at maturity reflected in the graph below is equal to $10 plus an amount based on that outperformance, subject to the maximum payment at maturity.  Where the Commodity Index has underperformed the SPX Index, the payout on the Outperformance PLUS at maturity reflected in the graph below is equal to amount which is less than the stated principal amount of $10 per Outperformance PLUS by an amount proportionate to that negative outperformance return.  The graph does not show every situation that may occur.

The Outperformance Return
The Outperformance PLUS
$12.60 maximum payment at maturity
Outperformance PLUS zone
$10.00 stated principal amount
Payment at Maturity on the Outperformance PLUS
$13.00
$12.50
$12.00
$11.50
$11.00
$10.50
$10.00
$9.50
$9.00
$8.50
$8.00
$7.50
$7.00
-30%
-25%
-20%
-15%
-10%
-5%
0%
5%
10%
15%
20%
25%
30%
35%
40%
Approximately 8.6667%
26%
Outperformance Return

Table of Examples – Relative Index Performances

The following examples demonstrate the effect of the relative performances of each of the Commodity Index and SPX Index on your investment return and are based on the following hypothetical terms:

•	Stated principal amount per Outperformance PLUS: $10

•	Participation rate: 300%

•	Maximum payment at maturity: $12.60

	Example 1	Example 2	Example 3	Example 4	Example 5
Commodity Index return:	7%	– 10%	30%	15%	5%
SPX Index return:	2%	– 15%	5%	30%	105%
Amount of Outperformance:	5%	5%	25%	—	—
Amount of Underperformance:	—	—	—	15%	100%
Outperformance Return:	5%	5%	25%	– 15%	– 100%
Payment at Maturity:	$11.50	$11.50	$12.60	$8.50	$0.00
Return on Outperformance PLUS:	15%	15%	26%	– 15%	– 100%

In Example 1, the Commodity Index has increased 7% and the SPX Index has increased 2%, giving an outperformance return of 5% (representing the difference between the performance of the Commodity Index and the performance of the SPX Index).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

In Example 2, the Commodity Index has decreased 10% and the SPX Index has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the Commodity Index and the performance of the SPX Index).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

Accordingly, even though the Commodity Index has decreased over the term of the Outperformance PLUS, it has still outperformed the SPX Index and as such, you will receive a positive return on your investment.

In Example 3, the Commodity Index has increased 30% and the SPX Index has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the Commodity Index and the performance of the SPX Index).  Because the outperformance return is greater than 8.6667%, the payment at maturity is therefore the hypothetical maximum payment at maturity of $12.60, which represents a 26% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (25% x 300%)]), subject to the maximum payment at maturity = $12.60

Accordingly, even though the Commodity Index has outperformed the SPX Index by 25%, your payment at maturity is capped by the hypothetical maximum payment at maturity of 126% of the stated principal amount (or $12.60).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the Commodity Index has increased 15% and the SPX Index has increased 30%, giving an outperformance return of – 15% (representing the difference between the performance of the Commodity Index and the performance of the SPX Index).  Because the Commodity Index has underperformed relative to the SPX Index, the payment at maturity is therefore $8.50, which represents a – 15% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 15%)]) = $8.50

Accordingly, even though the Commodity Index has increased over the term of the Outperformance PLUS, it has underperformed the SPX Index and as such, you will receive a payment at maturity which is less than the $10 stated principal amount by an amount proportionate to the underperformance.

In Example 5, the Commodity Index has increased 5% and the SPX Index has increased 105%, giving an outperformance return of – 100% (representing the difference between the performance of the Commodity Index and the performance of the SPX Index).  The payment at maturity is therefore $0.00, which represents a – 100% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 100%)]) = $0.00

Accordingly, even though the Commodity Index has increased over the term of the Outperformance PLUS, it has underperformed the SPX Index by 100% and as such, you will receive zero payment at maturity.  If the outperformance return is equal to or less than – 100%, you will lose all of your investment in the Outperformance PLUS.

RISK FACTORS

The Outperformance PLUS are not secured debt, are riskier than ordinary debt securities and do not pay interest.  The payment you receive at maturity is linked to the performance of the Commodity Index relative to the performance of the SPX Index.  Investing in the Outperformance PLUS is not equivalent to investing directly in either the Commodity Index or the SPX Index.  This section describes the most significant risks relating to the Outperformance PLUS.  You should carefully consider whether the Outperformance PLUS are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the Outperformance PLUS do not pay interest and do not guarantee any return of principal
The terms of the Outperformance PLUS differ from those of ordinary debt securities in that we do not guarantee any return of principal and will not pay you interest on the Outperformance PLUS.  Instead, at maturity you will receive for each $10 stated principal amount of Outperformance PLUS that you hold an amount in cash based upon the performance of the Commodity Index relative to the performance of the SPX Index.  If the Commodity Index underperforms the SPX Index, you will receive an amount in cash at maturity that is less than the $10 stated principal amount by an amount proportionate to the negative outperformance return.  You will lose some or all of your investment in the Outperformance PLUS if the Commodity Index underperforms the SPX Index.  See “Hypothetical Payouts on the Outperformance PLUS at Maturity” on PS–7.

The payment at maturity is based on the performance of the Commodity Index relative to the performance of the SPX Index, and historically, the price performances of commodity and equity indices have not been positively correlated and, at times, have been negatively correlated

The payment at maturity is based on the performance of the Commodity Index relative to the performance of the SPX Index.  Accordingly, the Commodity Index must increase over the term of the Outperformance PLUS by a greater percentage (or, if the SPX Index and the Commodity Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the SPX Index.  If the Commodity Index underperforms the SPX Index, you will lose some or all of your money on your investment even if the Commodity Index has increased over the term of the Outperformance PLUS.  Price movements in either index will affect the payment at maturity and a decrease in the Commodity Index combined with an increase in the SPX Index will amplify the underperformance and consequently the loss on the Outperformance PLUS at maturity.  In addition, the two indices represent different asset classes and the prices of commodities and equities have not historically been positively correlated and, at times, have been negatively correlated, which means that these prices have tended to move in opposite directions. As a result, the Outperformance PLUS could suffer more significant risks of loss if this trend continues such and commodities prices decline, than if the underlying assets had been from the same asset class.

Your appreciation potential is limited
The appreciation potential of the Outperformance PLUS is limited by the maximum payment at maturity of $12.40 to $12.80, or 124% to 128% of the $10 stated principal amount.  As a result, you will not share in any outperformance of the Commodity Index relative to the SPX Index in excess of 8% to approximately 9.3333%.  Although the participation rate provides 300% exposure to any positive outperformance return, because the payment at maturity will be limited to 124% to 128% of the stated principal amount for the Outperformance PLUS, the enhanced return provided by the participation rate is progressively reduced as the outperformance return exceeds 8% to approximately 9.3333%.  See “Hypothetical Payouts on the Outperformance PLUS at Maturity” on PS–7.

The Outperformance PLUS will not be listed
The Outperformance PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Outperformance PLUS.  MS & Co. currently intends to act as a market maker for the Outperformance PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Outperformance PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Outperformance PLUS, the price at which you may be able to trade your Outperformance PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Outperformance PLUS.  Because it is not possible to predict whether the market for the Outperformance PLUS will be liquid or illiquid, you should be willing to hold your Outperformance PLUS to maturity.

Market price of the Outperformance PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Outperformance PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Outperformance PLUS in the secondary market, including:

•  the value and performance of the Commodity Index and the SPX Index at any time, and in particular, whether the Commodity Index is outperforming or underperforming the SPX Index,

• changes in the volatility (frequency and magnitude of changes in values) of the Commodity Index and the SPX Index,
• the market prices of the energy commodities and the commodity futures contracts underlying the Commodity Index, and the volatility of such prices,
• trends of supply and demand for the energy commodities underlying the Commodity Index at any time,
• interest and yield rates in the market,
• the dividend rate on the respective stocks underlying the SPX Index,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the energy commodity futures contracts underlying the Commodity Index or commodities generally or stocks underlying the SPX Index or stock markets generally and that may affect the closing values of the Commodity Index and the SPX Index on the valuation date,

• the time remaining until the Outperformance PLUS mature, and
• the extent of any actual or perceived positive or negative correlation between the prices for commodities and equities;
• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your Outperformance PLUS prior to maturity.  For example, you may have to sell your Outperformance PLUS at a substantial discount from the stated principal amount if, at the time of sale, the Commodity Index is underperforming the SPX Index.

You can review the historical values of the Commodity Index and SPX Index in the section of this pricing supplement called “Description of Outperformance PLUS—Historical Information.”  The payment of dividends on the stocks that underlie the two indices is not reflected in their level and, therefore, has no effect on the calculation of the payment at maturity.

You cannot predict the future performance of the Commodity Index and the SPX Index based on their historical performance.  We cannot guarantee that on the valuation date the Commodity Index will have outperformed the SPX Index so that you will receive a payment at maturity in excess of $10.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Outperformance PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Outperformance PLUS, as well as the projected profit included in the cost of hedging our obligations under the Outperformance PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

You have no shareholder rights with respect to the stocks composing the SPX Index as an investor in the Outperformance PLUS
As an investor in the Outperformance PLUS, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the SPX Index.

Investing in the Outperformance PLUS is not equivalent to investing in the Commodity Index or the SPX Index
Investing in the Outperformance PLUS is not equivalent to investing in the Commodity Index, the energy commodities and the commodity futures contracts underlying the Commodity Index, or the SPX Index and the stocks underlying the SPX Index.  Unlike a direct investment in the Commodity Index or the SPX Index, if the Commodity Index underperforms the SPX Index, you will lose money your investment, even if the Commodity Index appreciates over the term of the Outperformance PLUS.  You should review the hypothetical examples beginning on PS–8.

Adjustments to the Commodity Index or the SPX Index could adversely affect the value of the Outperformance PLUS
Standard and Poor’s, which we refer to as S&P, is responsible for calculating and maintaining the Commodity Index and the SPX Index.  S&P can add, delete or substitute the commodities futures contracts underlying the Commodity Index or the stocks underlying the SPX Index or make other methodological changes that could change the value of the Commodity Index.  S&P may discontinue or suspend calculation or dissemination of the Commodity Index.  Any of these actions could adversely affect the value of the Outperformance PLUS.

S&P may discontinue or suspend calculation or publication of the Commodity Index or the SPX Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the Outperformance PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the Outperformance PLUS will be an amount based on the closing prices of the stocks underlying the Commodity Index or the SPX Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the Commodity Index or the SPX Index last in effect prior to such discontinuance.

Several factors have had and may in the future have an effect on the value of the Commodity Index
Investments, such as the Outperformance PLUS, linked to the prices of commodities, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; energy, environment, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; natural disasters; wars; political and civil upheavals; acts of terrorism; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the value of the Commodity Index and of your Outperformance PLUS in varying ways, and different factors may cause the value of different commodity contracts underlying the Commodity Index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
The Commodity Index is a production-weighted index of the principal energy commodities and currently include WTI crude oil, Brent crude oil, gasoline, heating oil, gasoil and natural gas.  It is designed to be a measure of the performance over time of the markets for these commodities and is composed of energy futures contracts traded on regulated futures exchanges.  Energy commodity prices are primarily affected by the global demand for and supply of the commodities, but are also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for energy is linked to general economic activity, as well as government regulations such as environmental or consumption policies.  In addition, prices for energy are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war or the prospect of war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.   Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Outperformance PLUS
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Commodity Index and, therefore, the value of the Outperformance PLUS.

The Commodity Index may in the future include contracts that are not traded on regulated futures exchanges
The Commodity Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the Commodity Index continues to be composed exclusively of regulated futures contracts.  As described below, however, the Commodity Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices of commodities included in the Commodity Index relative to their current prices may decrease the amount payable at maturity
The Commodity Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Commodity Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the Commodity Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the indices and, accordingly, decrease the payment you receive at maturity.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Outperformance PLUS. As calculation agent, MS & Co. will determine the Commodity Index initial value, the SPX Index initial value, the Commodity Index final value, the SPX Index final value, the Commodity Index return, the SPX Index return, the outperformance return and calculate the payment at maturity.   Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Outperformance PLUS—Market Disruption Event” and “—Discontinuance of an Index; Alteration of Method of Calculation.”

The original issue price of the Outperformance PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Outperformance PLUS.  The subsidiaries through which we hedge our obligations under the Outperformance PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of theOutperformance PLUS
MS & Co. and other affiliates of ours will carry out hedging activities related to the Outperformance PLUS (and possibly to other instruments linked to the Commodity Index, the commodities and the commodity futures contracts underlying the Commodity Index or the SPX Index and its component stocks), including trading in swaps or futures contracts on the Commodity Index and on the commodity contracts underlying the Commodity Index and/or trading short in the stocks underlying the SPX Index, and by taking positions in options on the stocks underlying the SPX Index and options on the SPX Index, as well as in other instruments related to the Commodity Index or the SPX Index.  MS & Co. and some of our other subsidiaries also trade in financial instruments related to the Commodity Index or the prices of the commodity contracts underlying the Commodity Index and the stocks underlying the SPX Index and other financial instruments related to the SPX Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the price of the Commodity Index and/or decrease the value of the SPX Index and, as a result, could adversely affect the values at which the Commodity Index and the SPX Index must close before you receive a payment at maturity that is equal to or exceeds the principal amount of the Outperformance PLUS.  Additionally, such hedging or trading activities during the term of the Outperformance PLUS could potentially affect the values of the Commodity Index and the SPX Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain, the Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the Outperformance PLUS.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Outperformance PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Outperformance PLUS, the timing and character of income on the Outperformance PLUS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Outperformance PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Outperformance PLUS.  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance PLUS, possibly on a retroactive basis.  Both U.S. and non-U.S. investors considering an investment in the Outperformance PLUS should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Outperformance PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF OUTPERFORMANCE PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Outperformance PLUS” refers to each $10 Stated Principal Amount of any of our Outperformance PLUS Due May 20, 2009, Based on the Performance of the S&P GSCITM Energy Index—Excess Return Relative to the S&P 500® Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	April , 2008

Maturity Date
May 20, 2009, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.  If the  Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Valuation Date as postponed.

Pricing Date	April , 2008, the day we price the Outperformance PLUS for initial sale to the public.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617480140

Denominations	$10 and integral multiples thereof

Stated Principal Amount	$10 per Outperformance PLUS

Issue Price	$10 per Outperformance PLUS (see “—Supplemental Information Concerning Plan of Distribution”).

Payment at Maturity	At maturity, upon delivery of the Outperformance PLUS to the Trustee, we will pay with respect to the $10 Stated Principal Amount of each Outperformance PLUS an amount in cash equal to:

(a) if the Commodity Index outperforms the SPX Index because the Commodity Index Return is equal to or greater than the SPX Index Return,

$10 x [1 + (Outperformance Return x Participation Rate)],

subject to the Maximum Payment at Maturity; and

(b) if the Commodity Index underperforms the SPX Index because the SPX Index Return is greater than the Commodity Index Return,

$10 x (1 + Outperformance Return).

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Outperformance PLUS, on or prior to 10:30 a.m. on the Business

Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Outperformance PLUS to the Trustee for delivery to DTC, as holder of the Outperformance PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Commodity Index	The S&P GSCITM Energy Index—Excess Return

SPX Index	The S&P 500® Index

Maximum Payment at Maturity	$12.40 to $12.80 (124% to 128% of the Stated Principal Amount), as determined on the Pricing Date.

Participation Rate	300%

Outperformance Return
The Outperformance Return will equal the Commodity Index Return less the SPX Index Return., which will be a positive number if the Commodity Index outperforms the SPX Index and a negative number if the Commodity Index underperforms the SPX Index.

Commodity Index Return	The Commodity Index Return will equal (a) Commodity Index Final Value less Commodity Index Initial Value divided by (b) Commodity Index Initial Value.

SPX Index Return	The SPX Index Return will equal (a) SPX Index Final Value less SPX Index Initial Value divided by (b) SPX Index Initial Value.

Commodity Index Initial Value
            , the Commodity Index Value on the Index Business Day immediately following the Pricing Date, subject to adjustment for Market Disruption Events in the same manner applicable to the Valuation Date as set forth under "—Valuation Date."

If the Commodity Index Initial Value as finally determined by the Index Publisher differs from any Commodity Index Initial Value specified in this pricing supplement, we will include the definitive Commodity Index Initial Value in an amended pricing supplement.

Commodity Index Final Value	The Commodity Index Value on the Valuation Date.

SPX Index Initial Value	, the SPX Index Value on the Pricing Date.

SPX Index Final Value	The SPX Index Value on the Valuation Date.

Commodity Index Value
The Commodity Index Value on any day will equal the official settlement price of the Commodity Index or any Successor Index for the Commodity Index (as defined below) on such day as published by the Index Publisher.

Reuters and various other third party sources may report the official settlement price of the Commodity Index Value. If any such reported price differs from that published by the Index

Publisher, the official settlement price as published by the Index Publisher will prevail.
SPX Index Value
The SPX Index Value on any day will equal the closing value of the SPX Index published on such day on Bloomberg under ticker symbol “SPX”, or in the case of any Successor Index for the SPX Index (as defined below), the Bloomberg ticker for any such Successor Index.

Valuation Date	May 13, 2009; provided that:

(a)   with respect to the SPX Index, if such date is not an Index Business Day or if a Market Disruption Event occurs on such date, in each case, with respect to the SPX Index, the Valuation Date with respect to the SPX Index shall be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided further that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Index Business Day in accordance with the formula for calculating the value of the SPX Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Index Business Day of each security most recently constituting the SPX Index; and

(b)   with respect to the Commodity Index, (i) if a Market Disruption Event occurs on such date with respect to such index or one or more commodity contracts underlying such index (an “Index Commodity”), the Calculation Agent will calculate the price of such index for the Valuation Date using (x) for each Index Commodity which did not suffer a Market Disruption Event on such date, the official settlement price on that date of each such Index Commodity and (y) subject to the paragraph below, for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity.  In calculating the price of the Commodity Index for the purposes of this paragraph, the Calculation Agent will use the formula for calculating such index last in effect prior to the Valuation Date; provided that if the relevant Market Disruption Event in respect of such index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event; or (ii) if the Valuation Date is not an Index Business Day, the price of such index in respect of the Valuation Date will be the price of such index on the next succeeding Index Business Day, subject to the Market Disruption Event provisions described herein.

If a Market Disruption Event in respect of an Index Commodity has occurred on each of the three consecutive Trading Days immediately succeeding the Valuation Date, the Calculation Agent will determine the applicable Index Commodity’s price for the Valuation Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day
Trading Day means, with respect to the Commodity Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the commodity contracts underlying the Commodity Index.

Index Business Day
Index Business Day means: (a) with respect to the Commodity Index, any day on which the official settlement price of the Commodity Index (or its Successor Index) is scheduled to be published and (b) with respect to the SPX Index, any day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the SPX Index (or its Successor Index) and on each exchange on which futures or options contracts related to the SPX Index (or Successor Index), as applicable, are traded, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Book-Entry Note or Certificated Note
Book-Entry.  The Outperformance PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Outperformance PLUS.  Your beneficial interest in the Outperformance PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Outperformance PLUS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Outperformance PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Outperformance PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Outperformance PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Commodity Index Initial Value, the SPX Index Initial Value, the Commodity Index Final Value, the SPX Index Final Value, the Commodity Index Return, the SPX Index Return and the Outperformance Return.  See “—Discontinuance of an Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means:

(a) with respect to the SPX Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the SPX Index (or the Successor Index, as defined in “—Discontinuance of an Index; Alteration of Method of Calculation”) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the SPX Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the SPX Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Outperformance PLUS.

For the purpose of determining whether a Market Disruption Event exists with respect to the SPX Index at any time, if trading in a security included in the SPX Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the SPX Index shall be based on a comparison of (x) the portion of the value of the SPX Index attributable to that security relative to (y) the overall value of the SPX Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the SPX Index has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the SPX Index by the primary securities market trading in such contracts by reason of (A) a price change exceeding limits set by such exchange or market, (B) an imbalance of orders relating to such contracts or (C) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the SPX Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the SPX Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

(b)   with respect to the Commodity Index or any Index Commodity, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content.

Price Source Disruption
With respect to the Commodity Index, Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Commodity Index Value (or the value of any Successor Index, if applicable) (or the information necessary for determining the Commodity Index Value (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Commodity Index.

Trading Disruption
With respect to the Commodity Index, Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the contracts or commodities underlying the Commodity Index on the Relevant Exchange for such contract or commodity.

Disappearance of Commodity
Reference Price
With respect to the Commodity Index, Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the futures contracts of the commodities underlying the Commodity Index on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Commodity Index, or (iii) the disappearance or permanent discontinuance or unavailability of the Commodity Index Value, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Commodity Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected a Successor Index in accordance with “Description of Outpeformance PLUS—Discontinuance of an Index; Alteration of Method of Calculation.”

Material Change in Formula
With respect to the Commodity Index, Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Commodity Index Value.

Material Change in Content
With respect to the Commodity Index, Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Commodity Index.

Tax Disruption
With respect to the Commodity Index, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Relevant Exchange	Relevant Exchange means:

(a) with respect to the Commodity Index, the primary exchange or market of trading for any contract or commodity then included in the Commodity Index or any Successor Index thereof; and

(b) with respect to the SPX Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the SPX Index or any Successor Index thereof and (ii) any futures or options contracts related to the SPX Index or any Successor Index thereof or to any security then included in the SPX Index or any Successor Index thereof.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Outperformance PLUS shall have occurred and be continuing, the amount declared due and payable for each Outperformance PLUS upon any acceleration of the Outperformance PLUS (the “Acceleration Amount”) will be equal to the Payment at Maturity determined as though the date of acceleration were the Valuation Date.

If the maturity of the Outperformance PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Outperformance PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of an Index;
Alteration of Method of Calculation
If an Index Publisher discontinues publication of the Commodity Index or the SPX Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any subsequent Commodity Index Value or SPX Index Value, as applicable, will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the day that any Commodity Index Value or SPX Index Value, as applicable, is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Outperformance PLUS, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Outperformance PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If an Index Publisher discontinues publication of the Commodity Index or the SPX Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Commodity Index Value or SPX Index Value, as applicable, for such date.  The Commodity Index Value or SPX Index Value, as applicable, will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities or futures contracts, as applicable, has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security or futures contract, as applicable, most recently constituting

Commodity Index or the SPX Index, as applicable, without any rebalancing or substitution of such securities or futures contracts, as applicable, following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Commodity Index or the SPX Index may adversely affect the value of the Outperformance PLUS.

If at any time the method of calculating the Commodity Index or the SPX Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Commodity Index or the SPX Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Commodity Index or the SPX Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index or commodity index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Commodity Index Value or SPX Index Value, as applicable, with reference to such index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Commodity Index or the SPX Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Commodity Index or the SPX Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Index Publisher	With respect to the Commodity Index and the SPX Index, Standard & Poor’s Corporation (“S&P”)

S&P GSCITM Energy Index
—Excess Return
We have derived all information regarding the S&P GSCITM Energy Index—Excess Return, or the Commodity Index, the S&P GSCITM––Excess Return (the “S&P GSCITM––ER”) and the S&P GSCITM (the “S&P GSCITM”) contained in this pricing supplement, including, without limitation, the Commodity Index’s make-up and method of calculation, from publicly available information.  The Index is calculated, maintained and published daily, by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P GSCITM Energy Index - Excess Return, which we refer to as the Commodity Index, represents only the energy components of the S&P GSCITM—ER.  The value of the Commodity Index on any given day is calculated in the same manner as the S&P GSCITM—ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the energy futures contracts included in the Energy Index; and (ii) the Commodity Index has a separate normalizing constant.

The S&P GSCITM commodities included in the Energy Index and their dollar weightings on March 24, 2008 are:

Commodity	Weighting
WTI Crude Oil	52.03%
Brent Crude Oil	18.63%
Gasoline	6.05%
Heating Oil	6.93%
Gasoil	6.90%
Natural Gas	9.47%

The components of the Index and their relative weightings, among other matters, may change during the term of the Outperformance PLUS.

The S&P GSCITM—ER

The S&P GSCITM—ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM—ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM—ER

The value of the S&P GSCITM—ER on any given day is equal to the product of (i) the value of the S&P GSCITM—ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCITM—ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one.

The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCITM calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index

Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCITM.  The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below.  S&P makes the official calculations of the S&P GSCITM.

The Index Advisory Panel established by S&P to assist it in connection with the operation of the S&P GSCITM generally meets once each year to discuss the composition of the S&P GSCITM.  The Index Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCITM
In order to be included in the S&P GSCITM a contract must satisfy the following eligibility criteria:
• The contract must be in respect of a physical commodity and not a financial commodity.

•  The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCITM that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCITM.

•  The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•  The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCITM.

•  At and after the time a contract is included in the S&P GSCITM, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•  For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

• Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCITM.

The contracts currently included in the S&P GSCITM are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the S&P GSCITM
The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time.
Contract Expirations

Because the S&P GSCITM is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Panel, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCITM.

S&P 500® Index
We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P.  The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the S&P 500 Index will include any Successor Index and references to S&P will include any successor to S&P.
Historical Information
The following tables set forth the high and low closing values, as well as end-of-quarter closing values, of the Commodity Index and the SPX Index for each quarter in the period from January 1, 2003 through March 24, 2008.  On March 24, 2008, the official settlement price of the Commodity Index was 572.61 and the index closing value of the SPX Index was 1,349.88.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical values of the Commodity Index and the SPX Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Commodity Index and the SPX Index on the Valuation Date.  We cannot give you any assurance that the performance of the Commodity Index over the term of the Outperformance PLUS will be greater than the performance of the SPX Index so that you will receive a Payment at Maturity which is greater than $10.

Commodity Index	High	Low	Period End
2003
First Quarter	379.69	280.45	308.39
Second Quarter	333.76	273.39	320.14
Third Quarter	339.87	287.12	308.47
Fourth Quarter	371.60	299.81	352.32
2004
First Quarter	397.10	341.25	383.70
Second Quarter	461.40	368.53	413.39
Third Quarter	518.79	428.68	518.79
Fourth Quarter	586.89	427.22	438.09
2005
First Quarter	564.62	426.69	562.27
Second Quarter	579.88	470.81	533.37
Third Quarter	696.78	535.23	672.46
Fourth Quarter	666.30	531.87	556.66
2006
First Quarter	584.04	484.45	532.15
Second Quarter	595.25	527.91	555.86
Third Quarter	578.65	422.91	434.64
Fourth Quarter	430.51	384.86	388.44
2007
First Quarter	411.75	333.72	411.75
Second Quarter	413.19	382.52	409.22
Third Quarter	457.22	388.17	451.79
Fourth Quarter	539.96	438.13	526.90
2008
First Quarter (through March 24, 2008)	614.05	486.50	572.61

SPX Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter (through March 24, 2008)	1,447.16	1,273.37	1,349.88

The following graph plots the respective historical percentage performance of the Commodity Index and the SPX Index for the period January 1, 2003 to March 24, 2008, using the values of the indices on January 1, 2003 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the indices cannot be taken as an indication of their future performance.

The following graph plots the Outperformance Returns of the Commodity Index relative to the SPX Index over rolling thirteen month periods commencing on each day in the ten year period from February 24, 1997 and to February 24, 2007.  Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the thirteen month period ending on the day related to the plot point within the ten year period commencing on March 24, 1998 and ending on March 24, 2008 (e.g. the plot point for March 24, 2008 shows the Outperformance Return for the thirteen months from February 24, 2007 to March 24, 2008).  The historical Outperformance Returns cannot be taken as an indication of the Outperformance Return for the Outperformance PLUS.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Outperformance PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Outperformance PLUS through one or more of our subsidiaries.  The Original Issue Price of the Outperformance PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Outperformance PLUS and the cost of hedging our obligations under the Outperformance PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Outperformance PLUS by taking long positions in the swaps and futures contracts on the commodity contract underlying the Commodity Index and trading short in the stocks underlying the SPX Index, by taking positions in the options on the stocks underlying the SPX Index and options on the SPX Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the Commodity Index and/or decrease the level of the SPX Index and, as a result, could adversely affect the relative values at which the Commodity Index and the SPX Index must close before you would receive at maturity a payment that exceeds the principal amount of the Outperformance PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Outperformance PLUS by purchasing and selling swaps and futures contracts on the commodities underlying the Commodity Index, by purchasing and selling futures or options contracts on the SPX Index listed on major securities markets or exchange traded funds or by selling positions related to the Commodity Index and purchasing positions related to the SPX Index or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling or purchasing any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Commodity Index or the SPX Index and, therefore, adversely affect the value of the Outperformance PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Outperformance PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Outperformance PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.975 per Outperformance PLUS and the agent’s commissions will be $0.125 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Outperformance PLUS, the price will be $9.9625 per Outperformance PLUS and the agent’s commissions will be $0.1125 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Outperformance PLUS and the price will be $9.95 per Outperformance PLUS and the agent’s commissions will be $0.10 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Outperformance PLUS.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Outperformance PLUS distributed by such dealers.  After the initial offering of the Outperformance PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Outperformance PLUS against payment therefor in New York, New York on April      , 2008, which will be the fifth scheduled Business Day following the Pricing Date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Outperformance PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Outperformance PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Outperformance PLUS.  Specifically, the Agent may sell more Outperformance PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Outperformance PLUS for its own account.  The Agent must close out any naked short position by purchasing the Outperformance PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Outperformance PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Outperformance PLUS in the open market to stabilize the price of the Outperformance PLUS.  Any of these activities may raise or maintain the market price of the Outperformance PLUS above independent market levels or prevent or retard a decline in the market price of the Outperformance PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Outperformance PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Outperformance PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Outperformance PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Outperformance PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Outperformance PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Outperformance PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Outperformance PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Outperformance PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Outperformance PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Outperformance PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Outperformance PLUS to the public in Hong Kong as the Outperformance PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Outperformance PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Outperformance PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Outperformance PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Outperformance PLUS nor make the Outperformance PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Outperformance PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Outperformance PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
License Agreement between S&P and
Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index and the S&P GSCITM Energy Index—Excess Return, which is owned and published by S&P, in connection with securities, including the Outperformance PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Outperformance PLUS are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Outperformance PLUS or any member of the public regarding the advisability of investing in securities generally or in the Outperformance PLUS particularly or the ability of the S&P 500 Index and the S&P GSCITM Energy Index—Excess Return to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index and the S&P GSCITM Energy Index—Excess Return, which is determined, composed and calculated by S&P without regard to us or the Outperformance PLUS.  S&P has no obligation to take our needs or the needs of the owners of the Outperformance PLUS into consideration in determining, composing or calculating the S&P 500 Index and the S&P GSCITM Energy Index—Excess Return.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Outperformance PLUS to be issued or in the determination or calculation of the equation by which the Outperformance PLUS are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Outperformance PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX AND THE S&P GSCITM ENERGY INDEX—EXCESS RETURN OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE OUTPERFORMANCE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX AND THE S&P GSCITM ENERGY INDEX—EXCESS RETURN OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX AND THE S&P GSCITM ENERGY INDEX—EXCESS RETURN OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” and “S&P GSCITM” trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Outperformance PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Outperformance PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Outperformance PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Outperformance PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Outperformance PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Outperformance PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Outperformance PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Outperformance PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Outperformance PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Outperformance PLUS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Outperformance PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Outperformance PLUS.  This discussion only applies to initial investors in the Outperformance PLUS who:

• purchase the Outperformance PLUS at their “issue price”; and
• will hold the Outperformance PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• dealers in securities, commodities, or foreign currencies;

•   investors holding the Outperformance PLUS as part of a hedging transaction, “straddle,” conversion , or integrated transaction or who hold the Outperformance PLUS as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Outperformance PLUS is effectively connected with the conduct of a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  For example, this discussion does not address the tax consequences to an investor holding the Outperformance PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or as part of a constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the S&P 500 Index or any component thereof should discuss with its tax advisers the U.S. federal income tax consequences of investing in the Outperformance PLUS (including the potential application of the “straddle” rules).  As the law applicable to the U.S. federal income taxation of instruments such as the Outperformance PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Outperformance PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Outperformance PLUS or instruments that are similar to the Outperformance PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Outperformance PLUS (including alternative characterizations of the Outperformance PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the Outperformance PLUS described above.

Tax Consequences to U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of a Outperformance PLUS that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Outperformance PLUS
Assuming the characterization of the Outperformance PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Outperformance PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Outperformance PLUS should equal the amount paid by the U.S. Holder to acquire the Outperformance PLUS.

Sale, Exchange or Settlement of the Outperformance PLUS.  Upon a sale or exchange of the Outperformance PLUS, or upon settlement of the Outperformance PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Outperformance PLUS sold, exchanged, or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a Outperformance PLUS should be long-term capital gain or loss if the U.S. Holder has held the Outperformance PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS

Due to the absence of authorities that directly address the proper characterization and treatment of the Outperformance PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Outperformance PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Outperformance PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Outperformance PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Outperformance PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Outperformance PLUS, other alternative federal income tax characterizations or treatments of the Outperformance PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Outperformance PLUS.  It is possible, for example, that a Outperformance PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.

In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Outperformance PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Outperformance PLUS and the proceeds from a sale or other disposition of the Outperformance PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Outperformance PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder should consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Outperformance PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a Outperformance PLUS

In general.  Assuming the characterization of the Outperformance PLUS as set forth above is respected, a Non-U.S. Holder of the Outperformance PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS.  If all or any portion of a Outperformance PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Outperformance PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Outperformance PLUS (or a financial institution holding the Outperformance PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the IRS notice described in “Certain U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS” is the degree, if any, to which any income with respect to instruments such as the Outperformance PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Outperformance PLUS, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including the possible implications of this notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Outperformance PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in the Outperformance PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Outperformance PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Outperformance PLUS ― Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.